Exhibit 99.1

Medovex Corp. Completes Sale of Assets of Streamline, Inc. to Skytron, LLC
ATLANTA, GA--(Marketwired – December 12, 2016) - Medovex Corp. (NASDAQ: MDVX), a developer of medical technology products, today announced that it has successfully completed the sale of substantially all of the assets of Streamline®, Inc. to Skytron®, LLC.
Specific details of the completed sale of Streamline to Skytron are set forth in the Current Report on Form 8-K filed today by Medovex with the U.S. Securities and Exchange Commission.
The sale proceeds will continue to be used to fund Medovex's general operating needs, including ongoing development of its patented DenerveX™ System, which is designed to provide longer lasting relief of pain associated with the facet joint. Lower back pain is the second most common cause of disability in the U.S. for adults. Studies indicate that 10% of the U.S. adult population suffers from lower back pain and that 31% of lower back pain is attributed to facet joint pain.
Jarret Gorlin, Medovex’s Chief Executive Officer, stated, "We're pleased to have successfully closed the sale of Streamline to Skytron. These proceeds, when combined with the additional $1 million investment made earlier this week by our Co-founder, Steve Gorlin, VP of Business Development, Jesse Crowne, and another private investor, will help complement our balance sheet and better position us for future growth.”
Medovexs DenerveX System consists of the DenerveX Rotational Ablation Denervation Device Kit, a single use medical device and the DenerveX Pro-40 Power Generator, both designed to be less invasive with faster recovery time than current surgical treatment options. It consists of two procedures combined into one device and is expected to provide for a longer lasting treatment solution while offering potential savings to the health care system. DenerveX System is not yet CE marked or FDA cleared and is not yet commercially available.
About Medovex
Medovex was formed to acquire and develop a diversified portfolio of potentially ground breaking medical technology products. Criteria for selection include those products with potential for significant improvement in the quality of patient care combined with cost effectiveness. The company's first pipeline product, the DenerveX device, is intended to provide long lasting relief from pain associated with facet joint syndrome at significantly less cost than currently available options. To learn more about the company, visit its website at www.medovex.com.
Safe Harbor Statement
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Medovex believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the company's filings with the U.S. Securities and Exchange Commission. Thus, actual results could be materially different. Medovex expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.
CONTACT INFORMATION
●  Medovex Corp.
    Jason Assad
    470-505-9905
    Jassad@medovex.com